Exhibit 10.ee
December 21, 2020

Michael Speetzen

Dear Mike:

On behalf of Polaris Inc. (“Polaris” or “Company”), set forth below are the terms supplemental to your existing arrangements that apply in connection with appointment as Interim Chief Executive Officer of the Company, effective as of January 1, 2021. Except as set forth below, your existing arrangements with the Company will remain in full force and effect.

I.Interim Title and reporting relationship
From and after January 1, 2021, until such time as the Board of Directors of the Company (the “Board”) appoints a permanent Chief Executive Officer (such period, the “Interim Period”), your title is Interim Chief Executive Officer. During the Interim Period you will report to the Board.

II.Stipend
In addition to your regular base salary as in effect as of the date hereof, during the Interim Period, you will receive an additional monthly stipend, pro rated in the case of any partial month, of $30,000, payable in accordance with the Company’s regular payroll practices and less applicable taxes and withholdings (the “Stipend”).

III.Cash Incentive Compensation
Your target under the Senior Executive Annual Incentive Plan during the Interim Period will be 100% of your base salary and the Stipend, with a maximum opportunity of 200% of your base salary and the Stipend.

IV.Restricted Stock Units
You will be granted restricted stock units in January of 2021 with value equal to $3,000,000. The actual number of units granted will be equal to $3,000,000 divided by the final closing stock price of Company common stock on the date of grant rounded up to the nearest whole number (the “RSUs”). One-half of the units will vest on the first anniversary of the grant date, and the remaining one-half will vest on the second anniversary of the grant date, subject to your continued employment with the Company as of each such date, provided that in the event your employment terminates with the Company under circumstances such that you qualify for severance pursuant to the terms of Sections 2 or 3 of the Severance Agreement by and between you and the Company and dated as of July 31, 2015 (the “Severance Agreement”), or in the event your employment terminates as a result of your death or disability pursuant to the Company’s long term disability policy then in effect, the RSUs shall vest and be settled as the result of such termination, death or disability (subject to your complying with the Severance Agreement and in any event subject to the Company’s clawback policy as may be in effect from time to time and applicable to you). This grant of RSUs will be subject to your execution/acceptance of the applicable grant agreement and the terms of the Amended and Restated Polaris Inc. 2007 Omnibus Incentive Plan, as amended April 30, 2020 (the “Omnibus Plan”).

All components of this offer are contingent on approval of the Polaris Compensation Committee.

Please sign and return to Jim Williams at 2100 Highway 55, Medina, MN 55340.

Very truly yours,

James Williams

Accepted and Confirmed:

Date: 12/21/2020

/s/Michael Speetzen
Michael Speetzen

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